AGREEMENT

This Agreement, dated for reference the 5th day
December 2007, by and between:

EEPI US INC.
7865 Edmonds Street
Burnaby, BC V3N 1B9
Tel: 604-759-5031 Fax: 604-759-504

("EEPI")

AND:

Essentially Yours Industries, Inc.
7865 Edmonds Street
Burnaby, B.C. V3n 1B9
Tel: 604-759-5031 Fax: 604-759-5044

("EYI")

AND:

The Fields of Green Team, Inc.
#901 1900 East Ocean Blvd.
Long Beach, CA 90802

("Fields of Green")

WHEREAS:

A. EEPI has acquired the distribution rights for the Mach 3 SEFS HD ("Mach 3") product;

B. EYI has acquired the distribution rights for the Ultimate ME2 ("ME2") product;

C. EEPI and EYI have created a marketing campaign called the Fields of Dream Campaign in which Ultimate ME2 is sold through a direct marketing platform and;

D. Fields of Green have agreed to work with EEPI and EYI for the distribution of Mach 3 and ME2 to offer companies and individuals the opportunity to save money on fuel costs and lower emissions.

NOW THEREFORE the parties hereto agree as follows:

1. APPOINTMENT

1.1 EYI and EEPI agree to appoint Fields of Green as distributors of Mach 3 and ME2 and Fields of Green hereby accepts such appointment.

1.2 EEPI and EYI will create an on-line marketing program to support the sale of Mach 3 and ME2 as well as providing sales and marketing support to Fields of Green.

1.3 EEPI and EYI will warehouse and ship all products and prepare the tracking and distribution of funds to the Fields of Green.
Fields of Green shall provide direction to EEPI and EYI with respect to the allocation of charitable donations.

1.4 EEPI shall assist Fields of Green with the generation of commercials leads for Mach 3.

1.5 Fields of Green agrees to train its representatives on the uses and benefits of Mach 3 and ME2 and the representatives will generate exposure in their markets and drive traffic to the official Fields of Green website at www.fieldsofgreenteam.com. Representatives shall submit their commercial leads to EEPI for further handling.

1.6 Fields of Green's Director, Darrell Evans, will work with EEPI and EYI to select, develop and mange the Fields of Green representatives.

2. COMPENSATION

2.1 EYI and EEPI will provide a compensation structure to Darrell
Evans and the Fields of Green representatives pursuant to Schedule A.

2.2 Compensation will be calculated monthly based on fully paid and non-funded sales.

2.3 Compensation will be paid within 30 days following the month-end.

3. LEAD GENERATION

3.1	EYI shall allocate 25% of the leads generated in the campaign to the Fields of Green team within EYI's network binary system.

4. CHARITABLE DONATION

4.1	Fields of Green, EYI, and EEPI will nominate one or more
charitable organizations where certain portions of each sale, as defined in Schedule A, will be donated on a quarterly basis.

5.	TERM

5.1	The term of this Agreement shall be on a month to month basis commencing on December 5, 2007 unless terminated in accordance with the provisions set out in paragraphs 2.2.

5.2	Notwithstanding the foregoing either party may terminate this
Agreement, without reason, upon thirty (30) days written notice to the other.

6.		NOTICES

6.1	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:
a. Delivered personally;
b. Sent by prepaid courier service or mail; or
c. Sent by fax;

addressed to the relevant party at the address/number shown for that party at the beginning of this Agreement.

6.2	Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or, if sent by fax, on the first business day thereafter, or if sent by mail, on the third business day thereafter. Either Consultant or EYI may change any particulars of its address/number for notice by notice to the others in the manner above described.

7. GENERAL

7.1. Time shall be of the essence of this Agreement.

7.2. Any changes or amendments or additions to this Agreement must be in writing and signed by both parties to be effective.

7.3. This Agreement shall be construed in accordance with the laws of the Province of British Columbia and the Courts of the said Province of British Columbia shall have, subject to the arbitration provisions contained herein and without regard to conflicts of law provisions, exclusive jurisdiction to hear all actions arising out of or in respect of this Agreement.

7.4. Failure on the part of a party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of any rights hereunder.

7.5. This Agreement shall inure to the benefits of and be binding upon the parties hereto and their respective successors and assigns, as permitted herein.

IN WITNESS WHERE OF, the parties hereto have executed this Agreement effective as of the date first above written.



EEPI US INC.

Per: 	/s/ Dori O'Neill
Name: 	Dori O'Neill
Title:	President

Essentially Yours Industries, Inc.

Per: 	/s/ Jay Sargeant
Name: Jay Sargeant
Title:   President

The Fields of Green Team, Inc.

Per: /s/Darrell Evans
Name: Darrell Evans
Title: Director